NEWS RELEASE for February 12, 2020

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2019

HILLSIDE, NEW JERSEY (Feburary 12, 2020) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2019.

Revenue for the quarter ended December 31, 2019 was $14.2 million compared to $12.0 million for the quarter ended December 31, 2018, an increase of $2.2 million or 18.3%.  The Company had operating income for the quarter ended December 31, 2019 of $1.2 million compared to operating income of $0.5 million for the quarter ended December 31, 2018.

Revenues for the six-month period ended December 31, 2019 were $25.6 million compared to $22.3 million for the six-month period ended December 31, 2018, an increase of $3.3 million or 14.8%.  The Company had operating income for the six-month period ended December 31, 2019 of $1.7 million compared to operating income of $0.9 million for the six-month period ended December 31, 2018.

For the quarter ended December 31, 2019, the Company had net income and diluted net income of $1.0 million or $0.03 per share of common stock, compared with net income and diluted net income of $0.2 million or $0.01 per share of common stock for the quarter ended December 31, 2018.

For the six-month period ended December 31, 2019, the Company had net income and diluted net income of $1.3 million or $0.04 per common share, compared with net income and diluted net income of $0.4 million, or $0.01 per common share for the same period in 2018.

“We are excited to report that our revenue increased by approximately 18% in the quarter ended December 31, 2019 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 93% of total revenue in each of the quarters ended December 31, 2019 and 2018, respectively,” said Riva Sheppard, Co-Chief Executive Officer of the Company.

A summary of our financial results for the three and six months ended December 31, 2019 and 2018 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Total revenue	$14,197	$12,001	$25,603	$22,305
Cost of sales	12,171	10,671	22,178	19,756
Gross profit	2,026	1,330	3,425	2,549
Selling and administrative expenses	821	843	1,744	1,657
Operating income	1,205	487	1,681	892
Other expense, net (1)	(134)	(183)	(261)	(374)

Income before income taxes	1,071	304	1,420	518
Provision for income taxes	112	58	149	113
Net income	$959	$246	$1,271	$405

Net earnings per common share:
Basic	$0.03	$0.01	$0.04	$0.01
Diluted	$0.03	$0.01	$0.04	$0.01
Weighted average common shares outstanding:
Basic	29,565,943	29,392,030	29,565,943	28,305,408
Diluted	30,590,963	29,898,357	30,608,243	28,906,245

(1)  Includes change in fair value of derivative liability of ($0), ($0), ($0) and $9, respectively related to embedded derivative instrument in Convertible debt - CD Financial, LLC, and unrealized losses on investments of ($31), ($0), ($55) and ($0), non- cash items.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.